LEASE CANCELLATION AND TERMINATION AGREEMENT

This LEASE CANCELLATION AND TERMINATION AGREEMENT (this “Agreement”) is made by and among Ceres Avenue Trust (the “Landlord”), on their own behalf and on behalf of all other persons or entities having an interest as landlord under that certain Lease dated February 1st 2014 (the “Lease”) demising certain leased premises described therein (the “Premises”), on property located at 731 Ceres Ave, City of Los Angeles County of Los Angeles, State of California (the “Building”), and by Blow & Drive Interlock Inc. (the “Tenant”), for its own behalf and on behalf of all of its predecessors-in-interest in the Lease and all other persons or entities having an interest as tenant under the Lease.

Landlord and Tenant have agreed that the Lease shall be cancelled and terminated in consideration of the mutual covenants set forth below and in accordance with the terms and conditions set forth herein.

1. Recitals Incorporated. The foregoing recitals are incorporated herein by reference into this Agreement as though set forth at length.

2. Security Deposit. The parties acknowledge that Tenant has deposited with Landlord the amount of $18,000 is forfeited by Blow 7 Drive Interlock effective immediately.

3. Lease Modification. The term of the Lease shall expire and shall be deemed terminated and cancelled effective on December 1st 2014 (the “Expiration Date”). Except as modified herein, the Lease is unmodified and in full force and effect.

4. Lease Termination and Termination Payment. Notwithstanding the foregoing, if, on or before the Expiration Date, Tenant vacates the Premises and leaves such Premises in reasonably good condition and repair and otherwise in such condition as is required under Paragraph 6, below and under the Lease with respect to surrender of the Premises at the end of the term of such Lease, then, in such event, as of the date that Tenant so vacates the Premises (such date being the “Termination Date”), (i) the Lease shall be deemed terminated and cancelled with the same effect as if such date were the normal expiration date of the Lease; (ii) Landlord shall pay or cause to be paid to Tenant, a cash termination payment of Zero Dollars ($0.00); (iii) neither party shall have any claim against the other, and each party releases the other from any and all claims, liabilities, damages or actions of any kind whatsoever arising out of or pursuant to the Lease or Tenant’s use or occupancy of the Premises; and (iv) Landlord shall return the security deposit to Tenant. Notwithstanding any provision in the Lease or in this Agreement, if for any reason Tenant fails to perform any obligation hereunder or under the Lease, including, without limitation, Tenant’s obligation to vacates the Premises and leaves such Premises in reasonably good condition and repair and otherwise in such condition as is required under Paragraph 6, below on or before the Expiration Date, then, in such event, the Prepayment shall be due and payable by Tenant to Landlord immediately.

5. Compliance with Obligations. Tenant shall be responsible for all obligations of Tenant under the Lease through and including the Termination Date, including, without limitation, Tenant’s obligation to pay monthly rent, additional rent, utility charges and all other amounts and charges owing under the Lease.

6. Condition of Premises. On or before the Termination Date, Tenant shall remove all of its trade fixtures and personal property; repair all damage to the Premises caused by such removal; vacate the Premises and leave such Premises in reasonably good, broom swept clean condition and repair and otherwise in such condition as is required under the Lease with respect to surrender of the Premises at the end of the term of such Lease; and deliver the keys to the Premises to Landlord.

7. Mutual Release. By this Agreement, effective on the Termination Date and so long as neither party shall be in default under its obligations hereunder, each party hereto releases the other party hereto from all claims, demands, damages, rights, liabilities, and causes of action of any nature whatsoever, whether at law or equity, known or unknown, suspected or unsuspected, which are related or in any manner incidental to the Lease or the Premises and which first arise out of transactions and occurrences from and after the Termination Date. Each party waives and relinquishes any right or benefit which it has or may have under applicable law regarding waiver of unknown claims to the full extent that it may lawfully waive such rights and benefits. In connection with such waiver and relinquishment, each party acknowledges that it is aware that it or its attorneys or accountants may hereafter discover facts in addition to or different from those which it now knows or believes to exist with respect to the subject matter of this Agreement or the other party hereto, but that is such parties intention hereby fully, finally, and forever to settle and release all of the claims, disputes, and differences, known or unknown, suspected or unsuspected, which now exist or may exist hereafter between each party with regard to the Lease or the Premises. This Agreement shall be and remain in effect as a full and complete release notwithstanding the discovery or existence of any such additional or different facts. Notwithstanding the foregoing to the contrary, this Mutual Release is not intended to release or offset actions by either party for claims arising as a result of (i) a breach of the Lease and occurring on or before the Termination Date, (ii) a breach of this Agreement, or (iii) transactions and occurrences on or before the Termination Date.

8. Knowing Release. In executing this Agreement, each party hereto acknowledges that they have consulted with and received the advice of counsel and that the parties have executed this Agreement after independent investigation and without fraud, duress, or undue influence.

9. Authority of Tenant. Tenant represents and warrants that (i) it is the owner and holder of the tenant’s interest in the Lease and that it has the power, right and authority to execute this Agreement and to carry out the intent hereof, (ii) the execution and delivery of this Agreement shall not violate or contravene any agreement, contract, security agreement, lease or indenture to which Tenant is a party or by which it is bound or requires the consent of any party to any of the foregoing and (iii) the Premises, including all improvements and betterments thereto, are unencumbered, free of any security interests, liens, chattel mortgages, leases, lease purchase agreements or any other security or financing devices and, all such installations have been fully paid for.

10. Attorney Fees. If any party initiates legal proceedings to enforce its rights under this Agreement, the substantially prevailing party shall be entitled to reimbursement of its reasonable attorney fees, costs, expenses and disbursements from the other parties.

11. Final and Complete Expression. This Agreement is the final and complete expression of the parties. This Agreement may not be modified, interpreted, amended, waived or revoked orally, but only by a writing signed by all of the parties hereto.

12. Severability. If any provision in this Agreement is deemed invalid, then the remaining provisions thereof will continue in full force and effect and will be construed as if the invalid provision had not been a part of this Agreement.

13. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same document.

Dated this 1st day of December, 2014

TENANT:	Blow & Drive Interlock Inc.

Ceres Avenue Trust

Laurence Wainer (CEO)
LANDLORD:
Ceres Avenue Trust